Exhibit 10.11

***CONFIDENTIAL TREATMENT REQUESTED – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION***

MASTER SUPPLY CONTRACT FOR SOLAR CELLS

effective 18 May 2006, between

1.	Q-Cells Aktiengesellschaft Guardianstraße 16 06766 Thalheim	- referred to hereafter as “Q-Cells” -

and

2.	PowerLight Corporation 2954 San Pablo Avenue Berkeley, California 94705
	USA	- collectively with its subsidiaries, referred to hereafter as “PowerLight” -

Preamble

Both parties operate in the photovoltaics sector, however in different fields of activity. PowerLight produces, sells and installs solar modules. Q-Cells operates in the photovoltaic cell manufacturing sector. Both parties seek to collaborate on a long-term and mutually beneficial basis. It is the express aim of both parties to achieve joint innovations through cooperation, including the exchange of know-how, in order to introduce cost reductions and/or use increases.

With these aims in mind, the parties complete and hereby agree to the following:

Supply Contract (the “Contract”):

§1.	Object of the Contract

(1)	Q-Cells agrees to supply PowerLight with cells on a firm commitment basis. The technical specifications of the cells to be supplied are contained in Schedule 1 (the “Cells”). The minimum quantities guaranteed to be supplied by Q-Cells over specified periods are set forth in Section 3 and Schedule 2 (Tables 2.1. & 2.2.). Q-Cells reserves the right to improve the products and introduce changes as a result of these improvements; provided it informs PowerLight at least three (3) months in advance of implementing such changes. As the Cell classes improve, Q-Cells will continue to make available to PowerLight Cells from three adjacent cell classes. Unless otherwise agreed to by PowerLight, the average efficiency of the Cells (or the efficiency of the middle Cell class) will always exceed the Gaussian mean of Q-Cell’s production. It is the expectation of the parties that the average efficiency of the Cells will increase over time.

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(2)	Q-Cells agrees to sell to PowerLight at least the quantity of Cells required under Sections 3, 4 and Schedule 2. Subject to the provisions of this Contract, PowerLight undertakes to pay the agreed purchase price and take delivery of the Cells on a firm commitment basis, guaranteed to be purchased in at least the quantities for the specified periods set forth in Sections 3, 4 and Schedule 2.

(3)	The sole and exclusive penalties for failure of Q-Cells or PowerLight to fulfill its firm commitment obligations set forth in Sections 3 and 4 are described in Section 10 (and the other Sections expressly cross referenced therein); provided, however, that payment of such penalties shall not eliminate a party’s obligation to fulfill its annual firm commitment obligations (such that this Contract shall, for purposes of the annual firm commitment obligations, remain a full “take or pay” obligation).

(4)	The parties agree that commencing 2008 Q-Cells may propose to PowerLight that up to thirty percent (30%) of the Cells delivered under this Contract be provided in module format. PowerLight and Q-Cells retain sole and absolute discretion whether and on what terms to accept such a modification. In the absence of any written agreement implementing this arrangement, the Contract shall continue unaffected.

§2.	Effective Date, Term, Termination,

(1)	This Contract comes into effect on signing by both parties.

(2)	The Contract has a fixed term until 31.12.2011. During this term, except to the extent provided in the next sentence, neither of the contractual parties may terminate the Contract without good cause. Notwithstanding the foregoing, PowerLight may terminate this Contract early without good cause with a 9 month’s notice prior to 31.12.2010 with termination effective as of 01.01.2011. In the event PowerLight does not exercise such early termination right, this Contract may be terminated without good cause by either party with a 9 months’ written notice prior to 31.12.2011 with termination effective as of 01.01.2012. Should this Contract not be terminated, it shall be automatically extended for one year renewal periods. In all subsequent years, the required notice period in order for either party to cancel automatic renewal shall be 9 months prior to 31.12 of the current year. Unless otherwise agreed by the parties, the annual firm commitment quantities for any renewal year shall be the same as the prior year’s actual quantities.

(3)	Subject to the provisions of this clause (3), either party may terminate this Contract for good cause upon the other party’s material breach of this Contract, which breach remains uncured after thirty (30) days’ written notice to the breaching party. In the event one party breaches this Contract as a result of its failure to fulfill its firm commitment obligations described in Sections 3, 4 and Schedule 2, the non-breaching party shall not be entitled to terminate this Contract solely as a result of such breach. Instead, subject to Section 1(3), the sole and exclusive remedies for the non-breaching party for such breach shall be limited to its collection of the penalties described in Section 10 (including the other Sections expressly cross-referenced therein); provided, however, that payment of such penalties shall not eliminate a party’s obligation to fulfill its annual firm commitment obligations (such that this Contract shall, for purposes of the annual firm commitment obligations, remain a full “take or pay” obligation). In addition, the parties acknowledge that, to the extent permitted by Sections 5 and 6, Q-Cells may postpone or reduce, respectively, its delivery commitments without giving rise to a breach claim (such events being governed by the terms of such Sections 5 and 6).

(4)	Any termination or other declaration according to this § 2 shall be made in writing.

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§3.	Annual Supply Quantities

(1)	The minimum annual supply quantities in accordance with Schedule 2 Table 2.1 apply for the calendar years 2006-2011.

(2)	Subject to adjustments permitted under Section 4(2)(b), 7(4), and Schedule 2, the annual firm commitment quantities shall only be increased or decreased if both parties agree in writing to establish such deviation as a firm commitment obligation for such year. Any party wishing to propose such a deviation shall inform the other party in writing at least nine (9) months prior to the start of the year in which the deviation is requested.

§4.	Distribution of Monthly Supply Quantities Throughout the Year

(1)	The monthly minimum supply quantities throughout the year 2006 is stipulated in Schedule 2 Table 2.2.

(2)	From 2007 on, the minimum monthly supply quantities shall be distributed throughout the calendar year as follows:

a)	PowerLight shall provide Q-Cells with a written monthly supply schedule (including identifying product class/bin as defined in Schedule 2 Table 2.1) and delivery dates for the subsequent calendar year at least 3 months before the end of each calendar year (“Annual Forecast”). Q-Cells shall confirm this Annual Forecast within two weeks or suggest a different monthly distribution of the annual minimum supply quantity. Should PowerLight not agree to the suggestion, and should no agreement be reached within a further 2 weeks, an equal monthly distribution of the supply quantities shall be bindingly agreed as the Annual Forecast. PowerLight shall issue purchase orders at least forty-five (45) days prior to the start of a calendar quarter reflecting the monthly supply schedule (including identifying product class/bin as defined in Schedule 2 Table 2.1) and delivery dates for the applicable calendar quarter. Q-Cells shall acknowledge the purchase order within two weeks of receipt. In the event PowerLight fails to timely issue a purchase order for a quarter, the parties agree that PowerLight will be deemed to have ordered the quantity for such quarter based on the previously agreed Annual Forecast. The delivery dates set forth in acknowledged purchase orders are referred to herein as “Delivery Deadlines”.

b)	Either party may request increases or decreases of a month’s firm commitment quantity established under Section 4(2)(a) by up to eight percent (8%) of the previously agreed quantity for such month, subject to the written consent of the other party. Should one or both of the parties request such an alteration of the monthly supply schedule for any calendar quarter, PowerLight and Q-Cells shall coordinate the supply schedule by a mutually agreed purchase order, using commercially reasonable efforts to do so at least sixty (60) days before the beginning of such quarter. Unless otherwise agreed by the parties, the annual minimum supply quantity described in Section 3 para. 1 shall be increased or decreased by the amount of any monthly quantity changes implemented under this Section 4(2)(b).

c)	Unless otherwise agreed, Q-Cells is only obliged to fulfil orders if PowerLight follows the procedures described above.

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§5.	Cell Classes, Initial Production Phase

(1)	Unless otherwise mutually agreed, all cells delivered to PowerLight will be of Optical Sorting Criteria A as defined in Schedule 1. For individual shipments, Q-Cells reserves the right to replace one ordered Cell class listed on Schedule 2 with delivery of other Cells listed in column A of Schedule 1; so long as the minimum average efficiency for all Cells received by PowerLight over a rolling three month period remains at or above the average nominal efficiency described in Schedule 2. Q-Cells will notify PowerLight of any such replacement as part of its acknowledgment of the applicable purchase order. The price of such other new class of Cells shall be determined in accordance with Schedule 4.

(2)	During the initial production phase of a new production line and in the event that unexpected technical problems should occur during the initial production phase, Q-Cells’ further reserves the right, upon three (3) months’ written notice to PowerLight, to postpone the agreed supply quantities by no more than (a) three (3) months after the valid scheduled delivery date and (b) ten percent (10%) of Q-Cells’ minimum supply commitment for the affected period. The quantity postponed shall be identified by Q-Cells and shall be based on the proportional ratio of the scheduled delivery to the scheduled total production per month. In such event, unavailable supply quantities shall be postponed and delivered subsequently (subject to the limitations above) until the technical problems have been solved. Q-Cells aims to observe the agreed supply quantities. PowerLight may request information showing that all Q-Cells customers are treated equally in the event of postponement under this Section 5(2). In addition, PowerLight may require an audit of the Q-Cells’ supporting documentation verifying this fact. Any such audit shall be performed by an independent arbitrator of the Berlin Chamber of Commerce who shall be granted access, under a confidentiality agreement, to all relevant documentation it reasonably requests for such verification.

§6.	Wafer Shortages

(1)	Should, despite all reasonable efforts, a shortage of wafers occur due to Q-Cells’ situation with its own suppliers and should Q-Cells no longer be capable of delivering the full agreed supply quantities to all customers, provided they do not provide wafers or silicon for Q-Cells’ production of cells, Q-Cells has the right to reduce the supply quantities agreed with PowerLight. The reduction shall thereby only be made in proportion to the decrease in the production quantity of cells for which the customers have not provided wafers or silicon. PowerLight may request information showing that the same percentage reduction is applied to all Q-Cells customers that have not provided wafers or silicon. In addition, PowerLight may require an audit of the Q-Cells’ supporting documentation verifying this fact. Any such audit shall be performed by an independent arbitrator of the Berlin Chamber of Commerce who shall be granted access, under a confidentiality agreement, to all relevant documentation it reasonably requests for such verification.

(2)	Should the shortage of wafers mean that Q-Cells is forced to reduce the agreed supply quantities, Q-Cells shall inform PowerLight of this fact at least one month before the agreed delivery date. PowerLight shall be entitled, in its discretion, to reduce PowerLight’s minimum quantity of Cells to be purchased in the applicable year of delivery under Schedule 2 by the quantity of Cells reduced under this Section 6 (without incurring any liquidated damages or other penalty). In this event, PowerLight has the right to provide an appropriate number of wafers up to 2 weeks before the agreed delivery date.

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(3)	Q-Cells informs the PowerLight that wafer supply situation in the year 2007 could probably be dominated by stronger uncertainties than in the years before and after.

§7.	Delivery Units, Packaging, Costs, Place of Delivery

(1)	Q-Cells agrees to ship Cells to PowerLight (or PowerLight’s ModCo designee) on the following shipment terms: Ex-works (EXW) (Incoterms 2000) Q-Cells manufacturing facilities in Thalheim.

(2)	Delivery units and stipulations on packaging are regulated in Schedule 3.

(3)	Place of delivery is Thalheim. Should Q-Cells dispatch the delivery item to another location at PowerLight’s request, then (consistent with EXW) the risk of loss shall be transferred to the relevant PowerLight entity taking delivery of the Cells as soon as Q-Cells has delivered the delivery item to the transport company, the carrier or any other individual or institution selected to carry out the transport.

(4)	Q-Cells shall deliver the monthly quantity of Cells no later than the Delivery Deadlines (as defined in Section 4).

§8.	Prices

(1)	The prices for Cells to be supplied in 2006 is stipulated in Schedule 4. The agreed mechanism for establishing prices for the Cells to be supplied for all years following 2006 is stipulated in Schedule 4.

(2)	All such prices are eligible for a two percent (2%) sconto in accordance with Section 9(2). In addition, any time during this Contract term that Q-Cells is able to reduce the thickness of its solar cells, it shall promptly notify PowerLight of the same in writing and all subsequent deliveries of Cells to PowerLight shall be subject to a price reduction as follows: for each ten (10) micron reduction in Cell thickness over the current Cell thickness as of the date of this Contract, all affected Cell prices otherwise applicable shall be reduced by *** based on the 200µm cells.

§9.	Conditions of Payment

(1)	Prices in this Contract and all schedules hereto are stated in U.S. Dollar currency and are valid ex factory, plus statutory value-added tax, if applicable. If there are unforeseen import or export tax increases, the parties will use good faith efforts to mutually agree on a reasonable solution.

(2)

After each delivery completed under this Contract, Q-Cells shall send a separate invoice, including item numbers, in duplicate, accompanied by a bill of lading or express receipt. Subject to the foregoing, PowerLight shall pay Q-Cells all properly invoiced amounts for Cells accepted by PowerLight within *** following issuance of the Q-Cells invoice (“Payment Due Date”); provided that the payment otherwise due shall be reduced by *** if PowerLight makes payment within *** following issuance of Q-Cells’ invoice. The parties shall make good faith efforts to periodically consider increasing the payment terms. PowerLight may elect to pay Q-Cells up to *** following the applicable Payment Due Date, incurring interest at the rate of zero point six seven percent (0.67%) per month after such Payment Due Date; provided that PowerLight provides a letter of credit

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or a bank guarantee supporting its payment obligation. Notwithstanding anything to the contrary, the interest hereunder shall not exceed the highest rate permitted by applicable law. PowerLight’s credit limit shall be adequate to support the payment terms in this Section 9(2) in light of the delivery schedule established under Section 4.

(3)	PowerLight is only entitled to offsetting or recoupment rights if its counterclaims are legally established, uncontested or acknowledged by Q-Cells.

§10.	Default

(1)	Any defaults on the part of PowerLight in ordering or accepting the Cells in accordance with the delivery type agreed in § 7 para. 1 (i.e. Ex-Works Thalheim) shall not alter the Payment Due Date of the purchase price for the respective delivery in accordance with § 9.

(2)	In the event PowerLight does not take delivery of its monthly order commitments set forth in the supply schedule described in Section 4, it shall pay Q-Cells late delivery penalties at a rate of *** of the gross purchase price of the Cells not taken by PowerLight *** following the Delivery Deadline, up to a maximum of *** of such purchase price; provided that such penalties shall cease accruing upon any election by Q-Cells to cancel its delivery obligation as permitted by this paragraph further below. Such penalties shall be paid by PowerLight within *** after they become applicable and PowerLight receives Q-Cells’ written demand for payment. Notwithstanding anything in this Contract to the contrary, Q-Cells shall be entitled in its discretion, commencing forty-five (45) days following the Delivery Deadline, to cancel its delivery obligation to PowerLight and reduce Q-Cells’ minimum quantity of Cells to be purchased in the applicable year of delivery under Schedule 2 by the quantity of Cells for which PowerLight does not take delivery under this Section 10(2) (without incurring any liquidated damages or other penalty).

(3)	In the event that Q-Cells falls into default with the delivery of the minimum monthly quantity commitments, Q-Cells will pay PowerLight late delivery penalties at a rate of one percent (1%) of the gross purchase price of the undelivered Cells *** following the Delivery Deadline, up to a maximum of ***; provided that such penalties shall cease accruing upon any election by PowerLight to cancel its order as permitted by this paragraph further below. Such penalties shall be paid by Q-Cells within thirty (30) days after they become applicable and Q-Cells receives PowerLight’s written demand for payment. Notwithstanding anything in this Contract to the contrary, PowerLight shall be entitled in its discretion, commencing forty-five (45) days following the Delivery Deadline, to cancel its order and reduce PowerLight’s minimum quantity of Cells to be purchased in the applicable year of delivery under Schedule 2 by the quantity of Cells set forth in any order cancelled under this Section 10(3) (without incurring any liquidated damages or other penalty).

(4)	If PowerLight is in payment default, prior to Q-Cells asserting its Eigentumsvorbehalt rights under Section 16, it shall provide PowerLight two written notices of its intention to exercise such rights, each of which shall provide at least seven (7) days’ prior notice.

(5)	Subject to Section 1(3), the sole and exclusive penalties for failure of Q-Cells or PowerLight to fulfill its annual or monthly firm commitment obligations set forth in Sections 3, 4 and Schedule 2 are described in Sections 7, 9 and 10.

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(6)	Neither party may make any claims for damages due to indirect or consequential costs beyond the stipulations on damages agreed in this Contract.

§11.	Agreed Quality of the Cells

(1)	The Cells supplied shall have such a quality that they achieve at least 90% of the performance specified for each Cell type in the data sheets and technical specifications in accordance with Schedule 1 for the length of 10 years following delivery. The specified values stipulated in Schedule 1 represent 100% of the minimum performance agreed by Q-Cells, assuming correct transport, storage, further processing and handling.

(2)	Q-Cells shall regularly have the minimum performance of the Cells specified in the data sheets reviewed by independent, worldwide recognized institutions (the “Testing Agency”). PowerLight may periodically send Cells it receives to the Testing Agency for verification testing. If there is a discrepancy between Q-Cells and the Testing Agency measurement data in excess of the tolerance limits of the Testing Agency, Q-Cells will set up a project together with the Testing Agency in order to evaluate how the calibration difference occurred. If Q-Cells cell calibration is not aligned with the Testing Agency’s measurement results, Q-Cells shall demonstrate the reasons for the calibration difference to PowerLight and take any corrective measures, if necessary. Cell electrical characteristics shall be determined based on the results of production line tests performed in accordance with IEC 904-1 at ‘Standard Test Conditions’ (1000 W/m2 with IEC904-3 or equivalent IEEE reference solar spectral irradiance distribution, AM1.5 and 25C).

(3)	The quality of the Cells enables their further processing into modules, in line with best practice/state of the technology and the standard tolerances in general industrial practice.

(4)	Should deviations occur in the module in regards to the breakage and performance behaviour during further processing beyond the standard tolerances in general industrial practice for comparable Cells, Q-Cells has the right to prove to PowerLight that results within the tolerance can be achieved. PowerLight shall accept a best practice benchmark for the further processing of Cells as a reference (see § 12 para. 2 and 3). In the event that a benchmark in line with the general industry standards is proved, PowerLight shall make no complaints against Q-Cells for defects. In the event that no benchmark in line with the general industry standards is proved, Q-Cells may select either to re-supply those Cells outside the tolerance level or to provide financial compensation for the Cells in question. Q-Cells has no further obligations towards PowerLight in this respect.

(5)	After expiry of the warranty period stipulated in § 14 para. 2, liability is limited to re-supplying non-defective Cells. In particular, PowerLight has no right to claim for damages under this Section 11 or 14 following this period.

(6)	The parties agree that in this Section is neither stipulated a “guarantee for the quality” of the Cells in the sense of § 443 BGB nor the “acceptance of a guarantee” in the sense of § 276 BGB.

§12.	Transport Breakage / Quality Assurance

(1)

PowerLight is aware that breakage may occur during transport due to the fragile nature of the Cells. Up to *** cell breakage in the packaging, based on monthly deliveries, is permissible. Q-Cells shall replace any further broken Cells in the packaging, assuming

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correct transport and handling, on re-delivery of the broken Cells, in accordance with the stipulations of this Contract. Q-Cells shall bear the costs, as far as they are necessary.

(2)	Both parties shall strive to further reduce cell breakage and to improve the Cells’ quality. For this purpose, both parties shall strive to carry out an intensive technological dialogue and cooperation. Both parties undertake to introduce a breakage reduction programme.

(3)	Both parties undertake to introduce a quality assurance system in accordance with Schedule 5. A key element of this system is a complete, systematic information feedback on the processing results of the Cells. Q-Cells shall make resources available to provide advice and support for PowerLight for technical issues and for optimising processing of the Cells.

(4)	Q-Cells agrees that Cell construction and thickness shall be of sufficient durability to handle hand assembly and hand soldering by qualified personnel at breakage levels reasonably acceptable using then prevailing industry standard construction techniques in effect from time to time.

§13.	Notice of Defects

(1)	PowerLight is obliged to immediately examine delivered goods for obvious defects. Should a defect be detected thereby, PowerLight shall report this in writing to Q-Cells without delay. A notice of defect may only be observed if it is sent without delay, at the latest within 7 days of delivery.

(2)	Should a concealed defect be detected, a notice of defect shall be sent in writing directly on its discovery. A notice of defect may only be observed if it is sent without delay on discovery of the defect, at the latest within one year of delivery.

(3)	The provisions of this Section 13 shall only apply to the one year defects warranty, and not the performance output warranty.

§14.	Warranty, Warranty Period

(1)	In the event of a defective delivery, PowerLight may choose between subsequent fulfilment (repair of the defect or delivery of non-defective Cells) and withdrawal from the defective delivery. Should PowerLight opt for subsequent fulfilment, Q-Cells is obliged to either repair the defect or deliver non-defective Cells at its own choice. In the event of a failed subsequent delivery or defect repair, PowerLight is obliged to accept a further attempt at subsequent delivery or defect repair before claiming its further statutory warranty rights (reduction of the purchase price or withdrawal). PowerLight is obliged to deliver the defective Cells back to Q-Cells. Q-Cells shall bear the necessary costs for this delivery.

(2)	The defects warranty period is valid for one year, beginning on delivery of the Cells. A performance output warranty period of 10 years applies to the agreed quality of the Cells in accordance with § 11 para. 1.

(3)	Further claims on the part of PowerLight are ruled out, particularly due to consequential damage caused by defects, provided this does not result from the lack of assured specifications.

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(4)	Should PowerLight sell the supplied goods in an altered form or after combining them with other goods (other than a conventional laminate framing process), PowerLight shall exempt Q-Cells internally from third-party product claims, provided it is responsible for the defects causing the liability.

(5)	Any warranty claims properly notified during the warranty period become time-barred upon expiration of the applicable statutory limitation period.

§15.	Limitation of Liability

(1)	The exclusions and limitations of liability agreed in this Contract do not apply to damages arising from injuries to life, body or health caused by a negligent breach of obligations by Q-Cells or a deliberate or a negligent breach of obligations by a statutory representative or vicarious agent of Q-Cells. Neither do the exclusions and limitations of liability agreed in this Contract apply to other damages caused by a grossly negligent breach of obligations by Q-Cells or a deliberate or a grossly negligent breach of obligations by a statutory representative or vicarious agent of Q-Cells.

(2)	Compensation for the breach of significant contractual obligations is limited to predictable damages typical for the contract, provided the breach is not deliberate or grossly negligent. The above stipulations do not entail a change in the onus of proof to the disadvantage of either party.

§16.	Eigentumsvorbehalt (Lien Rights)

(1)	Q-Cells shall be granted the following securities until satisfaction of all claims with respect to the applicable Cells (including all balance claims from open accounts) to which Q-Cells is entitled for every legal justification from PowerLight now or in the future. Q-Cells shall release securities of its choice on demand, should the value of the securities exceed the claims to be secured in the long term by more than 20%.

(2)	The goods supplied remain the property of Q-Cells. Processing or treatment of the goods always takes place for Q-Cells as the manufacturer, but without obligations for Q-Cells. Should Q-Cells’ (co)ownership of property be extinguished through combining the goods with other goods, the parties agree at this present time that PowerLight’s (co)ownership of property of the new item shall pass over to Q-Cells proportionate to Q-Cells’ share of value (as per invoice). PowerLight shall keep the (co) property of Q-Cells free of charge. Goods for which Q-Cells is entitled to (co)ownership of property are referred to hereafter as reserved goods.

(3)	PowerLight is entitled to process, sell and transfer ownership of the reserved goods in the ordinary course of business. PowerLight transfers all claims to their full extent arising from further sale of or other legal justifications in regards to the reserved goods (including all balance claims from open accounts) to Q-Cells at this present time for securing reasons. Q-Cells hereby revocably authorises PowerLight to recover the claims transferred to Q-Cells for its account in its own name. This recovery authorisation may only be revoked in the event that PowerLight does not fulfil its payment obligations in due form.

(4)	In the event of seizure of the reserved goods by third parties, PowerLight shall inform the third party of Q-Cells’ property ownership and inform Q-Cells without delay. PowerLight shall bear the costs and damages.

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§17.	Force Majeure

Neither of the parties shall be liable for prevention from fulfilling the Contract as a result of force majeure resulting from natural disasters, war, unrest, labour disputes, suspension or interruption of operations due to such factors, or similar natural disasters. In such events, the parties shall contact each other without delay and discuss the measures to be taken. The parties undertake to use commercially reasonable efforts re-enable the Contract’s fulfilment by all technical and economically reasonable means. In addition, wafer shortages shall also relieve Q-Cells of its obligations under this Contract to the extent provided in Section 6.

§18.	Confidentiality

Both parties agree to maintain confidentiality concerning all information and property obtained from the other party in connection with this Contract, as well as the details of the Contract, in each case unless otherwise expressly authorized herein or by the non-disclosing party in writing, or as required by law or regulation. Each party shall use such information and property, and the features thereof, only in its performance under this Contract. Upon a party’s request, the other party shall return all such information and property to the requesting party or make such other disposition thereof as is directed by the requesting party. The parties shall make provisions that employees and third parties entrusted with implementing the Contract are bound to this obligation of secrecy. This also applies to the presentation of this Contract for legal examinations or audits by legal consultants and tax advisors, investors, banks and other advisors. No party shall make or authorize any news release, advertisement, or other disclosure which shall confirm the existence or convey any aspect of this Contract without the prior written consent of the other party except as may be required to perform this Contract, or as required by law or regulation.

§19.	Intellectual Property

(1)	Q-Cells shall retain all patents and other proprietary rights embodied in the Cells. Nothing in the foregoing shall impair, alter or otherwise affect PowerLight’s proprietary rights in its patents, products or other intellectual property.

§20.	Strategic Cooperation

(1)	The parties would like to discuss establishing a strategic co-operation relationship in which PowerLight and Q-cells will assist each other and co-ordinate their respective marketing activities and branding efforts in development of the North American market for photovoltaic cells and modules. In connection with such marketing activities, Q-Cells commits to contributing up to $50,000 per year (up to a maximum of $100,000 over the entire term of this contract) for covering costs related to such marketing activities. In addition, Q-Cells will contribute up to an aggregate of $50,000 for product certifications of photovoltaic modules created by PowerLight using the Cells. Q-Cells will also supply at no charge to PowerLight up to five hundred (500) Cells for each product certification, up to a maximum of five (5) certifications. Within the spirit of this objective, the parties will explore granting each other ‘preferred partner’ status. Preferred partner status would not provide for any kind of mutual and/or unilateral exclusivity in the relationship between the parties. However, the parties could use this reciprocal preferred relationship to support each other in the development of the North American market. As preferred partners the parties could co-ordinate their respective marketing efforts in selected markets, jointly working on the product development and support each other in such other ways as may be mutually agreed on.

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(2)	QUEBEC Cells. To the extent permitted by applicable law, PowerLight shall have a right of first refusal to purchase, on an exclusive basis within North America cells produced by Q-Cells based on the high efficiency back contacted monocrystalline-based cell (“QUEBEC”) currently under development (“QUEBEC Cells”). Q-Cells shall notify PowerLight no later than three (3) months prior to the available test deliveries of any QUEBEC Cells in North America, and PowerLight shall notify Q-Cells within six (6) weeks following such notice whether PowerLight wishes to perform field tests to determine whether it wishes to exercise, in its sole and absolute discretion, its right to exclusively purchase the QUEBEC Cells for the North American market Any field test that PowerLight conducts shall have a maximum duration time of three months. Following completion of such tests PowerLight shall notify Q-Cells whether it exercises its rights to exclusivity for the relevant QUEBEC Cells. The parties will at that time mutually determine whether any quantity ultimately ordered will be credited against the minimum firm commitment obligations set forth in Schedule 2. Such period of exclusivity shall expire twelve (12) months following the first field test completed by PowerLight of the relevant QUEBEC Cells; provided, however that for the U.S. new home builder market (defined as builders who average more than ten new homes per project) PowerLight will receive an additional six (6) months of exclusivity following this twelve (12) month period. The exclusivity during such six (6) month period shall not extend to redistribution by Q-Cells’ customers. All other terms of this Contract, including but not limited to the 92% discount and the price adjustment mechanisms stated in Section 8(2) and Schedule 4, shall apply to the purchase and sale of QUEBEC Cells.

(3)	Special Technologies. To the extent permitted by applicable law, PowerLight shall have a right of first refusal to purchase, on an exclusive basis within North America any technologies developed by Q-Cells or 100% affiliates of Q-Cells other than standard mono and multicrystalline cells (the “Special Technologies”). Q-Cells shall notify PowerLight no later than three (3) months prior to the available test deliveries of any Special Technologies in North America, and PowerLight shall notify Q-Cells within six (6) weeks following such notice whether PowerLight wishes to perform field tests to determine whether it wishes to exercise, in its sole and absolute discretion, its right to exclusively purchase the Special Technologies for the North American market. Any field test that PowerLight conducts shall have a maximum duration time of three months. Following completion of such tests PowerLight shall notify Q-Cells whether it exercises its rights to exclusivity for the relevant Special Technologies. Any quantity ultimately ordered will not be credited against the minimum firm commitment obligations set forth in Schedule 2. Such period of exclusivity shall expire twelve (12) months following the first field test completed by PowerLight of the relevant Special Technologies; provided, however that for the U.S. new home builder market (defined as builders who average more than ten new homes per project) PowerLight will receive an additional six (6) months of exclusivity following this twelve (12) month period. The exclusivity during such six (6) month period shall not extend to redistribution by Q-Cells’ customers The sales and purchase of this special technologies shall be at conditions in line with the spirit of this contract.

§21.	Final Provisions

(1)	This Contract is subject to the laws of the State of Germany, without regard to its conflicts of laws principles. UN purchase law is not applicable.

(2)	The parties shall attempt to solve all possible differences occurring during the implementation of this Contract by mutual agreement. All disputes that may arise

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between the parties under or in connection with this Contract, shall, unless otherwise agreed by the parties, be submitted (together with any counterclaims) to final and binding arbitration heard by a three arbitrators in accordance with the standard rules of the international court of arbitration (the “ICC”) and to be conducted in English in London, England. Each party may select one arbitrator, and the third arbitrator shall be chief arbitrator and shall be selected by the two arbitrators chosen by the parties. Unless agreed by both parties, the nationality of the chief arbitrator shall be neither American nor German. The prevailing party of any arbitration, action or legal proceeding shall be entitled to receive from the other party, in addition to any other relief that may be granted, its reasonable attorneys’ fees (of German legal counsel), costs, and expenses incurred.

(3)	No agreements shall be made outside of this Contract. Alterations and additions shall be made in writing. This also applies to eliminating this stipulation on written form.

(4)	Should any stipulation of this Contract be or become invalid, this shall not affect the validity of the remaining stipulations. The parties undertake to replace the invalid stipulation with another, which is as close as possible in its economic effects to the stipulation to be replaced. This also applies to filling gaps in the Contract.

(5)	The failure of any party to insist upon the performance of any provision of this Contract or to exercise any right or privilege granted to such party under this Contract shall not be construed as waiving such provision or any other provision of this Contract, and the same shall continue in full force and effect. If any provision of this Contract is found to be illegal or otherwise unenforceable by any court or other judicial or administrative body, the other provisions of this Contract shall not be affected thereby, and shall remain in full force and effect.

(6)	No party shall assign this Contract without the prior written consent of the other parties hereto; provided, however, that each party may assign this Contract to its subsidiaries, or in connection with a merger, acquisition, change of control or sale of substantially all assets of such party upon notice to the non-assigning party but without any such consent.

(7)	This Contract, including all exhibits, schedules, and annexes hereto, contains the complete and entire agreement among the parties as to the subject matter hereof and replaces and supersedes any prior or contemporaneous communications, representations or agreements, whether oral or written, with respect to the subject matter of this Contract. No modification of the Contract shall be binding unless it is written and signed by both parties.

(8)	Notwithstanding anything herein, either party shall be entitled to offset any amounts it otherwise owes the other party under this Contract by such amounts, including but not limited to any penalties or liquidated damages owed hereunder.

(9)	All official notifications made under this Contract shall be delivered by facsimile, e-mail transmission, nationally recognized overnight courier (such as federal express), or hand delivered to the person below. Notice shall be effective upon the day received, or within twenty-four hours after submission of any of the above methods.

To Q-Cells: Q-Cells AG Guardianstrasse 16 060766 Thalheim Germany Facsimile +49(0)349466 8-610 Attn: CEO	To PowerLight Corporation: 2954 San Pablo Avenue Berkeley, CA 94702 USA Facsimile: 001-(510)540-0552 Attn: President

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(10)	Each entity signing this Contract warrants that it has full authority and consent to enter in to this Contract and that this Contract shall be binding on it in accordance with its terms.

(11)	All references to the “Contract” hereunder shall include all schedules, annexes and other attachments hereto.

IN WITNESS WHEREOF, the parties hereto have signed this Contract as of the date and year first above written.

Thalheim, Germany	Berkeley, California USA

/s/ [Illegible]	/s/ Daniel Shugar
- Q-Cells -	- PowerLight -
Name: Title:	Name: Title:

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LIST OF SCHEDULEES:

Schedule 1: Data Sheets and Technical Specifications

Schedule 2: Delivery Schedule and Delivery Dates

Schedule 3: Provisions Concerning Delivery Units and Packaging

Schedule 4: Prices

Schedule 5: Quality Assurance System

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Schedule 1: Data Sheets and Technical Specifications

The technical specifications of the Cells to be supplied are defined in the attached product data sheet for each cell type and the parameter sheet “Optical Sorting Criteria” and serve to characterise the products manufactured by Q-Cells. These two documents in the respective valid version form part of the Contract. The valid versions of the data sheets can be called up via Internet (www.q-Cells.com).

The valid version of the parameter sheet “Optical Sorting Criteria” at the time of completion of the Contract is set forth below under the Parameter Sheet under the class A column. In the event of changes, Q-Cells AG, Product Management Department, shall provide the new parameter sheets.

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***

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Schedule 2: Delivery Schedule and Delivery Dates

Supply Quantities and Dates

Minimum Supply Quantities in MWp

Table 2.1: Minimum Supply Quantities 2006 – 2011

Year	Minimum Supply Quantity in MWp	Cell Type*
2006	2MWp	80% Quantity Q6LTT-1520 (1500, 1540 also allowed), 20% Quantity Q6LM - 1640 (1620 and 1660 also allowed)**
2007	8MWp***	As above, subject to Sections 1 and 5,
2008	15MWp	As above, subject to Sections 1 and 5
2009	15MWp	As above, subject to Sections 1 and 5
2010	10MWp****	As above, subject to Sections 1 and 5
2011	10MWp****	As above, subject to Sections 1 and 5

*	Subject to change from time to time in accordance with Section 1 para 1.

** Re-Allocation of 80/20 Distribution.

The 80/20 distribution indicated is subject to change on mutual written consent of the parties. Notwithstanding the foregoing, Q-Cells shall make commercially reasonable efforts, consistent with increases in purchase volumes of the monocrystalline wafers, to preferentially allocate more monocrystalline cells to Powerlight to increase the "mix" from 20/80, and PowerLight shall retain discretion whether to accept any such proposed change in allocation.

*** 2007 Additional Volumes.

Q-Cells will offer to PowerLight additional quantities to market conditions in 2007 in the case of customer cancellations or additional production beyond the quantities already under contract or still in negotiation with other Q-Cells customers. All other terms of this Contract excluding pricing shall apply to the purchase and sale of such additional cells.

**** 2010 and 2011 Quantity Increase Option.

PowerLight shall have the option, exercisable in its sole and absolute discretion, to purchase up to an additional 5MWp for each of 2010 and 2011 (i.e. up to 15MWp in each year). In the event PowerLight wishes to exercises such option, it shall notify Q-Cells in writing no later than 18 months prior to the start of the year of increase unless Q-Cells subsequently agrees in writing to a shorter notification period. All other terms of this Contract, including but not limited to pricing, shall apply to the purchase and sale of such additional Cells.

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Table 2.2: Monthly Quantity Schedule for 2006

Month	Monthly Quantity in MWp
January
February
March
April
May
June
July	0.2 MW
August	0.3 MW
September	0.4 MW
October	0.4 MW
November	0.4 MW
December	0.3 MW

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Schedule 3: Delivery Units and Packaging

The specification of delivery units and packaging of the Cells to be supplied according to the delivery schedule (Schedule 2) is defined in the respective valid version of the parameter sheet “Delivery Units and Packaging” and forms part of the Contract. The currently valid version of the parameter sheet “Delivery Units and Packaging” may be requested at any time from Q-Cells AG, Product Management Department.

The following delivery and packaging terms apply, (i) Q-Cells shall bear all costs associated with packaging or storing the Cells (ii) all Cells shall be packaged, marked, and otherwise prepared in accordance with good commercial practices to obtain the lowest shipping rates possible and in accordance with all applicable federal, state and local packaging and transportation laws and regulations, (iii) Q-Cells shall mark on containers handling and loading instructions, shipping information, PowerLight order number, shipment date and names and address of Q-Cells and PowerLight (or its ModCo designee), and (iv) an itemized packing list shall accompany each shipment. In addition, prior to shipping Q-Cells shall deliver to PowerLight via e-mail a packing list showing Cell packaging serial numbers. Parameter Sheet “Delivery Units and Packaging” in the valid version dated May 20, 2005 04-4.3-003-A:

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Schedule 4: Prices

The prices for Cells to be supplied in 2006 is 92% of the prices stipulated in the following:

PowerLight/Q-Cells Initial Price List:

Q-Cells reference price *** with a net back price of ***.

Price Adjustment Mechanism – All Years Subsequent to 2006

As an independent basis for ***, the parties agree to the following annual price adjustment mechanism: *** no later than *** Q-Cells will issue its Q-Cells Export price list generally applicable to all Q-Cells’ customers, which shall contain the same pricing as the generally applicable semi-annual price list simultaneously published by Q-Cells (the “Q-Cells Export Price List”). ***

(1)	*** of its then current price, (b) *** of its then current price, and (c) *** of its then current price; provided in each case that the Reference Pricing is lower than PowerLight’s then current price; and

(2)	***

Attached to this Schedule are four price adjustment scenarios illustrating this price adjustment mechanism. *** was used in these scenarios.

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Annual Price Adjustment Mechanism Examples

Q-Cells Annual Price List Changes – Scenarios
Scenario	2006	2007	2008	2009	2010	2011
1. Rising-falling		***	***	***	***	***
2. Gradual Decrease		***	***	***	***	***
3. Rapid Decrease		***	***	***	***	***
4. Mixed		***	***	***	***	***

***.

***

***

***

***.

***

***

***

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Schedule 5: Quality Assurance System

The implementation of §12 paragraph (3) is guaranteed by the quality assurance system. The quality assurance system forms a significant part of the supply Contract for Cells. It serves to register the processing results on the PowerLight side in the form of systematic information feedback.

The first version of the quality assurance system consists of the respective valid monthly “quality assurance report”, which shall be completed by the 15th calendar day of each following month by the customer and sent to Q-Cells, Product Management Department, by e-mail.

The quality assurance system shall be continuously extended in further steps on the basis of the collaboration with PowerLight.

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Quality safety report FB 04-4.3-002 Revision A

Supplier:	Q.CELLS	Customer:	
	Guardianstr. 16		
	06776 Thalheim		
Department:	Product Management	Operator:	
E-Mail:	K.Ulbricht@q-cells.com	E-Mail:	
Fon:	03494-668-867	Fon:	
Fax:	03494-668-799	Fax:	
Month:	mm.yyyy		

Quality

Celltype	A Class	B Class	Process breakage				measured module values		Notes regarding deviation of module values/ process breakage
			< 1,5 %	1,5 - 3%	3 - 5 %	> 5 %	o.k.	not o.k.

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